Exhibit 99.2

TUPPERWARE BRANDS CORPORATION

PRO FORMA CONDENSED STATEMENT OF INCOME

(Unaudited)

	For the Year Ended December 25, 2004					For the Nine Months Ended October 1, 2005
	Tupperware Brands Corporation	Sara Lee Direct Selling Business	Pro forma			Tupperware Brands Corporation	Sara Lee Direct Selling Business	Pro forma
			Acquisition Adjustments (Note 1)		Combined			Acquisition Adjustments (Note 1)		Combined
(In millions, except per share amounts)
Net sales	$1,224.3	$466.8			$1,691.1	$917.5	$356.1			$1,273.6
Cost of products sold	425.4	192.1			617.5	324.7	137.5			462.2

Gross margin	798.9	274.7			1,073.6	592.8	218.6			811.4
Delivery, sales and administrative expense	688.8	221.4	21.5	(b)	924.7	511.6	178.2	9.1	(b)	693.7
			(7.0	)(c)				(5.2	)(c)
Re-engineering and impairment charges	7.0				7.0	7.8				7.8
Gains on disposal of assets	13.1				13.1	3.4				3.4

Operating income	116.2	53.3	(14.5)		155.0	76.8	40.4	(3.9)		113.3
Interest (income) expense, net	13.0	0.4	28.6	(a)	42.0	13.7	(0.4)	21.4	(a)	34.7
Other (income) expense, net	1.2				1.2

Income before income taxes	102.0	52.9	(43.1)		111.8	63.1	40.8	(25.3)		78.6
Provision for income taxes	15.1	21.9	(15.5	)(d)	21.5	8.9	15.4	(9.5	)(d)	14.8

Income from continuing operations available to common shareholders	$86.9	$31.0	$(27.6)		$90.3	$54.2	$25.4	$(15.8)		$63.8

Basic income from continuing operations per share (Note 2)	$1.49				$1.55	$0.91				$1.07

Diluted income from continuing operations per share (Note 2)	$1.48				$1.54	$0.90				$1.06

NOTE 1

The above statement gives effect to the following pro forma adjustments necessary to reflect the acquisition of the direct selling businesses of Sara Lee Corporation (“International Beauty”) by Tupperware Brands Corporation and the retirement of $250 million of debt from the proceeds outlined in Note 1 to the pro forma balance sheet as if it had occurred as of the beginning of Tupperware Brands Corporation’s 2004 fiscal year.

(a) Annual estimated interest expense on $500 million of incremental borrowings in connection with the acquisition assuming a weighted average interest rate of 5.5% less the write off of approximately $0.8 million of debt issuance costs related to the related debt. Also includes lower interest income resulting from reduced cash balance and amortization of debt issuance costs for new debt.

(b) Amortization of intangible assets and acquired software over the periods specified in Note 1(a) to the pro forma combined balance sheet. Amount also includes additional depreciation resulting from increased basis of property and equipment acquired of $0.5 and $0.3 for the year ended December 31, 2005 and the 40 week period ended October 1, 2005, respectively based on estimated useful lives of 6-15 years. The majority of the net write up is related to land.

(c) Elimination of amortization expense on definite lived intangibles carried by International Beauty previously.

(d) Reduction of income taxes relating to the foregoing adjustments based on the statutory tax rate.

NOTE 2

The weighted average number of shares used in the computation of basic and diluted income from continuing operations per share is as follows:

	Year Ended December 25, 2004	Nine Month Period Ended October 1, 2005
Basic income from continuing operations	58.4 million	59.6 million
Diluted income from continuing operations	58.8 million	60.4 million